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                                                                     Exhibit 8.2

                                [Letterhead of]

                            CRAVATH, SWAINE & MOORE
                               [New York Office]

                                                                    June 2, 1999

                          Agreement and Plan of Merger
                         Dated as of November 22, 1998,
                         As amended as of May 25, 1999
                      By and Between UNUM Corporation and
                           Provident Companies, Inc.

Dear Sirs:

    We have acted as counsel for UNUM Corporation, a Delaware corporation ("UNUM"), in connection with the proposed merger (the "Merger") of UNUM with and into Provident Companies, Inc., a Delaware corporation ("Provident") under the name UNUMProvident Corporation ("UNUMProvident") pursuant to an Agreement and Plan of Merger, dated as of November 22, 1998, as amended as of May 25, 1999, by and between UNUM and Provident (the "Merger Agreement").

    In that connection, you have requested our opinion regarding certain U.S. Federal income tax consequences of the Merger. In providing our opinion, we have examined the Merger Agreement, the registration statement on Form S-4 (the "Registration Statement"), which includes the Joint Proxy Statement and Prospectus of UNUM and Provident (the "Proxy Statement/Prospectus"), filed with the Securities and Exchange Commission (the "SEC") on June 2, 1999, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct, (iii) the representations made by UNUM and Provident, in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time (as defined in the Merger Agreement) and (iv) any representations made in the Representation Letters "to the best knowledge of" or similarly qualified are correct without such qualification. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner in which it is described in the Merger Agreement or the Proxy Statement/ Prospectus, our opinions as expressed below may be adversely affected and may not be relied upon.

    Based upon the foregoing, for U.S. Federal income tax purposes, we are of opinion that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"),
(ii) UNUM and Provident will each be a party to such reorganization within the meaning of Section 368(b) of the Code, (iii) no gain or loss will be recognized by UNUM stockholders as a result of the conversion of shares of UNUM common stock into shares of UNUMProvident common stock pursuant to the Merger, (iv) the aggregate tax basis of the shares of UNUMProvident common stock received by UNUM stockholders in the Merger will be the same as the aggregate tax basis of the shares of UNUM common stock converted, and (v) the holding period of the shares of UNUMProvident common stock received by UNUM stockholders will include the holding period of shares of UNUM common stock converted.
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    Our opinions are based on current provisions of the Code, Treasury
Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinions as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinions are limited to the tax matters specfically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger.

    This opinion is being provided for the benefit of UNUM so that UNUM may comply with its obligation under the Federal securities laws. We consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder.

                                          Very truly yours,

                                          /s/ CRAVATH, SWAINE & MOORE

UNUM Corporation
2211 Congress Street
Portland, Maine 04122